Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our summary report on the estimated quantities of certain proved reserves of oil and gas, which appears in Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer
Houston, Texas
May 29, 2019

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